Exhibit 99.2
Good afternoon, ladies and gentlemen, and welcome to Akorn’s conference call. My name is Art Przybyl and presenting our financial position today is Jeff Whitnell, our CFO. We will hold a brief Q & A period at the end of the presentation.
Our third quarter operating results were excellent and demonstrate our execution to our business strategies and an evolving and improving business model. We realized large year over year increases in revenues, and gross profit, improved margins, and flat overall operating expenses. All segments of our business model contributed, ophthalmics, hospital drugs and injectables, vaccines, contract manufacturing and our newly launched Akorn-Strides JV. The result of this was profitability and positive EBITDA. Our third quarter EBITDA was approximately $3.9 million, which represented a year over year EBITDA turnaround of approximately $7.1 million. Our positive cash flow and availability to working capital remains sufficient to run our business for the foreseeable future. More importantly, recently announced and still expected near term significant business catalysts should help us to continue our momentum.
Total revenue for the third quarter was $31.9 million an increase of approximately 102% over the prior year period and a sequential 50% increase over the second quarter 2008. These are record quarterly revenues for us. Gross profit for the quarter was $9.9 million an increase of 234% over the prior year period. The increase in third quarter gross profit was due to revenue growth in all business segments, but primarily due to vaccine segment revenues which contributed $5.3 million of gross profit. Gross margins improved to 31.1% as compared to 18.8% in the prior year period. Sequentially, gross margins improved by 8 points from 22.7% to 31.1%.
Our ophthalmic business segment revenues increased by 2% to $5.1 million over the prior year period. Currently, we have 12 ophthalmic products under development, of these six are on file with the FDA and six are under development. Recently, we received our NDA approval for Akten and have subsequently announced that we have launched the product. As part of our Akten marketing launch, we have scheduled our formal product launch and clinical presentation to be kicked off at the American Academy of Ophthalmology annual meeting in November in Atlanta, Georgia. To date we have 190 trials ongoing, representing $570,000 in potential annual sales and early results from 11 completed trials have all been very positive. We believe our total market opportunity for Akten is approximately $275 million as we pursue our objective to establish Akten “as the standard of care” whenever a topical anesthesia is required during an ophthalmic surgical procedure.
In our hospital drugs and injectables business segment, excluding DTPA, revenues increased by 50% to $6.2 million as compared to the prior year period. Strong year over year sales in analgesic and antidote/poison control products contributed to the increase. Additionally, revenue increases in year over year GPO contract compliancy have been a direct result of our investment in our hospital field sales team. Currently, we have 31 hospital drug and injectable products under development, of those, 9 are on file with the FDA and 22 are under development. We continue to expect near term product approvals, such as the one we announced earlier today for Adenosine, and significant product approvals such as our Vancomycin ANDA to further revenue increases for this business segment. We have several “Vancomycin type” product opportunities under development. At the same time, we continue to discuss the opportunity for a forward deployment order for DTPA and expect to provide a more detailed update in the near future.
The vaccine business segment currently generates the majority of our revenues and gross profit and has become an increasingly important part of our business model. Vaccine business segment revenues totaled $17.9 million an increase of 278% over the prior year period when we initially launched vaccines. Revenues include approximately $12.8 million for Tetanus Diptheria vaccine sales and $5.1 million for Flu vaccine sales. Our TD market share continues to increase, over 1500 hospitals are now buying our product and every major distributor has purchased the unit dose TD vaccine. Our inaugural Flu sales met our expectations and continued residual flu sales will be realized in the fourth quarter. Regarding vaccine development, we have a scheduled pre-IND meeting with CBER in the fourth quarter as we attempt to determine the bridging clinical trial requirements towards filing for a biologic license application for Hepatitis B. This is our first vaccine partnered with Serum Institute that we intend to commercialize in the U.S. As our vaccine model continues to mature we expect to generate continued market share gains for both our TD and flu vaccine products, an example of the long term value associated with biologic license application vaccine products. Akorn remains committed to providing affordable vaccines for U.S. Healthcare and its consumers.
Contract Pharmaceutical Manufacturing business segment revenues totaled $2.6 million an increase of 78% as compared to the prior year period. Revenues from three new contract customer agreements, one signed in 2007 and two in 2008, contributed to the improved results. We expect our revenues to continue to increase since we still have four new customer agreements that had not yet launched at the end of the third quarter. One customer agreement has been launched in October 2008 and the other three are expected to launch in 2009. Of the six new agreements signed this year, two are for injectable products and four are for ophthalmic products.
Finally, our Akorn-Strides JV launched its first commercialized product and generated joint venture income of $447,000 representing Akorn’s equity earnings from its 50% position in the JV. The joint venture has now received 12 product approvals and has 6 products on file with the FDA and 11 products under development. Several joint venture products are scheduled to be launched in the near future.
I will now turn the conference call over to Jeff for an update on our financial position.
Thank you Jeff.